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Exhibit 10.30

December 15, 2003

Transmitted via Federal Express

Mr. Jack H. Thomas
18800 Peninsula Cove Lane
Cornelius, North Carolina 28031

Dear Jack:

        This letter agreement shall supplement and modify your Succession Agreement with FairPoint Communications, Inc. (the "Company") dated as of December 31, 2001 (the "Succession Agreement"), which Succession Agreement shall expire by its own terms, without renewal, on December 31, 2003.

        As provided in Paragraph 4(b) of the Succession Agreement, you and Wanda shall each be entitled to continued Company-provided medical coverage until each of you reaches sixty-five years of age.

        You currently have 284,200 fully vested options under the Company's 1995 Stock Option Plan. Notwithstanding anything to the contrary in Paragraph 1(d)(ii) of your 1995 Incentive Stock Option Agreement, the Company hereby agrees to extend your right to exercise all of these 1995 options until March 24, 2005, subject to all other terms and conditions and other Option exercise trigger events set forth in the 1995 Option Plan and your 1995 Incentive Stock Option Agreement.

        No action is needed upon expiration of the Succession Agreement with respect to your 850,000 fully vested options under the Company's 1998 Option Plan as they do not need to be exercised until a Sale of the Company or other triggering event, all as provided in the 1998 Option Plan and in your 1998 Non-Qualified Stock Option Agreement. As you are aware, such options are not presently exercisable. The 1998 Options will expire on May 21, 2008, the Normal Expiration Date, as provided in your 1998 Non-Qualified Stock Option Agreement. This extended exercise period is available to you because your December 31, 2001 cessation of employment was a Special Termination (as defined in Paragraph 4(a) of your 1998 Non-Qualified Stock Option Agreement), being an involuntary termination by the Company without cause.

        The Company takes this opportunity to confirm that the restrictive covenants set forth in Paragraph 9 of the 1995 Incentive Stock Option Agreement continue in full force and effect for one year from your resignation from the Company's Board of Directors, until December 11, 2004. We are quite willing to consider a waiver of these restrictive covenants with respect to any particular opportunity you may bring to us.

        If the foregoing is acceptable to you, please indicate your concurrence with the terms of this letter agreement by signing below. Please return the enclosed copies of this letter agreement in the envelope provided.

Sincerely,
/s/ GENE JOHNSON Gene Johnson

EBJ/bcs
Encl.

ACCEPTED AND AGREED to as of
the 15th day of December 2003

/s/ JACK H. THOMAS Jack H. Thomas

RESIGNATION

        I hereby resign as a director of FairPoint Communications, Inc. and of each of its subsidiaries as of December 11, 2003.

/s/ JACK H. THOMAS Jack H. Thomas

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  Exhibit 10.30